                                 AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                            GOLDEN STATE ACQUISITION CORP.


    Golden State Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

    DOES HEREBY CERTIFY THAT:

    FIRST:         The name of the corporation is Golden State Acquisition
Corp., and that the corporation was originally incorporated on April 18, 1995 pursuant to the General Corporation Law.

    SECOND:        The following resolutions amending and restating the
corporation's Certificate of Incorporation were approved by the Board of Directors of the corporation by an Action by Unanimous Written Consent dated as of October 10, 1996 and were duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law by written consent of stockholders given in accordance with
Section 228 of the General Corporation Law, with written notice given to stockholders who did not consent in writing:

    "RESOLVED, that the Certificate of Incorporation of the corporation (the "Certificate") be and it hereby is amended and restated to read in its entirety as follows:


                                      ARTICLE I

    The name of the Corporation is Golden State Acquisition Corp.
(hereinafter, the "CORPORATION").


                                      ARTICLE II

    The registered office of the Corporation is to be located at 15 East North Street, Dover, County of Kent, Delaware, 19901. The name of its registered agent at that address is United Corporate Services, Inc.

                                     ARTICLE III

    The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware.

                                      ARTICLE IV

    A.   AUTHORIZED SHARES

    The total number of shares of all classes of stock which the Corporation has authority to issue is 4,300,000 shares, consisting of:

         1. 2,500,000 shares of Class B Common Stock, par value $0.01 per share (the "CLASS B COMMON");

         2. 100,000 shares of 12% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share (the "SENIOR PREFERRED STOCK");

         3. 200,000 shares of 6% Junior Exchangeable Preferred Stock, par value $0.01 per share (the "JUNIOR PREFERRED STOCK"); and

         4. 1,000,000 shares of Class E Common Stock, par value $0.01 per share (the "CLASS E COMMON").

         5. 500,000 shares of Class K Common Stock, par value $0.01 per share (the "CLASS K COMMON").

    The Class B Common, Class E Common, Class K Common and any other common stock issued hereafter (collectively, the "COMMON STOCK") shall have the rights, preferences and limitations separately set forth below. The Senior Preferred Stock, Junior Preferred Stock and any other preferred stock issued hereafter (collectively, the "PREFERRED STOCK") shall have the rights, preferences and limitations separately set forth below.

    B.   PREFERRED STOCK

    The Board of Directors of the Corporation is hereby expressly vested with authority to provide for the issuance of shares of preferred stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in a resolution or resolutions providing for such issuance adopted by the Board of Directors under the

General Corporation Law of the State of Delaware. Except as otherwise provided by applicable law, the holders of the preferred stock of the Corporation shall only have such voting rights as are provided for or expressed in the certificate of designations relating to such preferred stock adopted pursuant to the authority in the Certificate of Incorporation. For purposes of this Certificate of Incorporation: (a) the term "Senior Certificate of Designations" shall mean the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and other Special Rights of Senior Preferred Stock and Qualifications, Limitations and Restrictions Thereof governing the rights, preferences and privileges of the Senior Preferred Stock; and (b) the term "Junior Certificate of Designations" shall mean the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Convertible Stock and Qualifications, Limitations and Restrictions Thereof governing the rights, preferences and privileges of the Junior Preferred Stock, in each case, as shall be filed by the Corporation as an amendment to this Certificate of Incorporation on or after the date hereof. Except as otherwise required by the Senior Certificate of Designations, the Junior Certificate of Designations and applicable law, the holders of preferred stock shall not be entitled to vote upon the election of directors or upon any matter submitted to the stockholders for a vote.

    C. COMMON STOCK

    Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class B Common, Class E Common and Class K Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         1.        VOTING RIGHTS.

                   (a) Class B Common. Except as otherwise expressly provided herein or as otherwise required by applicable law, (i) each outstanding share of Class B Common shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote and (ii) each holder of Class E Common shall be entitled to one (1) vote for each share of such stock held by such holder.

                   (b) Class E Common. Except as otherwise expressly provided herein or as otherwise required by applicable law, prior to April 21, 2000 (the "Class E Voting Date") (i) each outstanding share of Class E Common shall not be entitled to vote on any matter on which the holders of Class B Common shall be entitled to vote, and (ii) shares of Class E Common shall not be included in determining the number of shares voting or entitled to vote on any such matters. Effective as of the Class E Voting Date, except as otherwise required by applicable law, (i) each outstanding share of Class E Common shall be entitled to vote on each matter on which stockholders of the Corporation shall be entitled to vote and (ii) each holder of Class E Common shall be entitled to one (1) vote for each share of such stock held by such holder.

                   (c) CLASS K COMMON. Except as otherwise expressly provided herein or as otherwise required by applicable law, (i) each outstanding share of Class K Common shall not be entitled to vote on any matter on which holders of Class B Common or, after the Class E Voting Date, holders of Class E Common shall be entitled to vote and (ii) shares of Class K Common shall not be included in determining the number of shares voting or entitled to vote on any such matters.

                   (d) Class Voting. Except as otherwise expressly provided herein or as otherwise required by applicable law, on any matter on which the holders of shares of Class B Common and Class E Common are entitled to vote, all classes of Common Stock entitled to vote shall vote together as a single class.

         2. FUNDAMENTAL CORPORATE EVENTS. Upon the occurrence of any fundamental corporate transaction or series of related transactions, including without limitation the events listed below, the holders of Class E Common and Class K Common shall be treated identically with the holders of Class B Common, share and share alike, receiving, among other things, the same consideration for their shares of Class E Common and Class K Common, as the case may be, as received by the holders of Class B Common, as if all such holders were members of the same class:

                   (a) any sale, lease, exchange of all or substantially all of the assets of the Corporation, whether in one transaction or a series of related transactions;

                   (b)  any merger or consolidation of the Corporation;

                   (c) any sale, exchange or other transfer of shares of Common Stock of the Corporation; and

                   (d) any issuance by the Corporation of equity securities of the corporation.

         3.        REDEMPTION OF CLASS E COMMON.

                   (a) If any Put Event or Class E Common Stock Put Event shall occur, the Corporation shall: (x) deliver to the holders of Class E Common a Notice and Offer to Redeem Common Stock pursuant to the provisions of this Section C.3; and (y) if such holder accepts redemption as to the Class E Common it holds by delivering a Response Notice pursuant to Section 3(d) below, redeem such Class E Common as hereinafter provided.

                        (i) In the event of a Put Event, the redemption price for a share of Class E Common hereunder shall be an amount equal to (i) the fair market value of the

Corporation and its subsidiaries, as determined by an independent appraiser approved by holders of at least 51% of the then outstanding shares of Class E Common or, at the option of such holders, if a third party is to purchase all of the Corporation's outstanding capital stock or assets in an arm's length transaction, the actual price to be paid for such stock or assets by such third party (which actual price shall be net of liabilities being paid or assumed in connection with such transaction), divided by (ii) the number of shares of Common Stock then outstanding.

                        (ii) In the event of a Class E Common Stock Put Event, the redemption price for a share of Class E Common hereunder shall be an amount equal to (1) six (6) multiplied by EBITDA for the twelve calendar months immediately preceding the date of the Notice and Offer to Redeem Common Stock plus (2) all cash of the Corporation and its subsidiaries as of the end of the calendar month immediately preceding the date of the Notice and Offer to Redeem Common Stock minus (3) an amount equal to the sum of (x) Consolidated Funded Debt as of the end of the calendar month immediately preceding the date of the Notice and Offer to Redeem Common Stock, (y) the Liquidation Value of the Senior Preferred Stock on the Special Redemption Date (as defined below) and (z) $2,700,000 (minus the redemption price paid for all of the Junior Preferred Stock on the Special Redemption Date) minus (iv) 3 of the sum of the amounts in clauses (1), (2) and (3) (the "COMMON STOCK REDEMPTION PRICE"), divided by
(4) the number of shares of Common Stock then outstanding.

                   (b) Not later than thirty (30) days prior to the effective date of a Put Event or Class E Common Stock Put Event, the Corporation shall give written notice to each holder of Class E Common of the pendency thereof and the right of such holders to elect to have their shares of Class E Common redeemed hereunder arising as a result thereof (a "NOTICE AND OFFER TO REDEEM COMMON STOCK"). Such Notice and Offer to Redeem Common Stock shall state:
(1) that such notice is delivered and such offer to redeem is made pursuant to the provisions of this Certificate of Incorporation; (2) the date of and a description of the circumstances surrounding such Put Event or Class E Common Stock Put Event; (3) the date by which a holder of Class E Common must deliver a Response Notice pursuant to clause (d) below; (4) the date on which the Corporation shall redeem the Class E Common if the holder of Class E Common delivers a Response Notice pursuant to clause (d) below and the Put Event or Class E Common Stock Put Event giving rise to the Notice and Offer to Redeem Common Stock is consummated, which redemption date shall be a Business Day prior to the date the Put Event or Class E Common Stock Put Event occurs (the "SPECIAL REDEMPTION DATE"); and (5) the amount of accrued and unpaid dividends to be paid with respect to shares of Class E Common held by such holder on such Special Redemption Date if such shares of Class E Common are redeemed hereunder; PROVIDED that, notwithstanding the foregoing provisions of this sentence, the Special Redemption Date specified in such Notice and Offer to Redeem Common Stock may be postponed, by two (2) Business Days' prior written notice from the Corporation to each holder of Class E Common to be redeemed, to the earlier subsequent date which allows compliance with the restrictions imposed by the last sentence of clause (c) below.

                   (c) If the Corporation fails to deliver to each holder of the Class E Common notice of a Put Event or Class E Common Stock Put Event as required by this Section C.3, any holder of Class E Common may, upon obtaining knowledge of a pending or completed Put Event or Class E Common Stock Put Event, notify the Corporation of such Put Event or Class E Common Stock Put Event in writing (the "CLASS STOCKHOLDER NOTICE"), whereupon the Corporation shall, and any holder of Class E Common may, promptly notify each other holder of Class E Common of such pending or completed Put Event or Class E Common Stock Put Event, the nature thereof and the date upon which it is scheduled to occur or did occur. In such event, redemption hereunder shall occur not later than thirty (30) days after the date of such Class E Stockholder Notice, unless the Corporation and such holder agree to a different date or unless such redemption is not accepted as provided in clause (d) below. Notwithstanding any other provision herein, a redemption of Class E Common hereunder may only be made, if, on the Special Redemption Date, such redemption is permitted by applicable law.

                   (d) To accept an offer of redemption of Class E Common hereunder, a holder thereof shall deliver to the Corporation, on or before the tenth (10th) day following the date of receipt of the Notice and Offer to Redeem, such holder's notice that it accepts redemption hereunder with respect to the shares of Class E Common designated therein (a "NOTICE"). The Response Notice shall set forth the name of such holder and the statement that it accepts redemption with respect to the shares of Class E Common designated therein. Promptly and in any event within two (2) Business Days after receipt of such holder's Response Notice, the Corporation shall, by written notice to such holder, acknowledge receipt thereof.

                   (e) The provisions of this Section C.3. are applicable to successive Put Events or Class E Common Stock Put Events and no failure on the part of any holder to exercise any right hereunder arising on account of any Put Event or Class Common Stock Put Event shall affect or impair any other right of such holder hereunder upon the occurrence of any other or any subsequent Put Event or Class E Common Stock Put Event.

         4. DISTRIBUTIONS. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or other distribution on the Common Stock shall be payable ratably at the same rate on shares of Class B Common, Class E Common and Class K Common, share and share alike; PROVIDED, HOWEVER, that in the case of options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid. The right of the holders of Common Stock to receive dividends and other distributions is subject to the rights of holders of all issued and outstanding Preferred Stock.

         5. LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the liquidation preference set forth in the Senior Certificate of Designations with respect to the Senior Preferred Stock and the Junior Certificate of Designations with respect to the Junior Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class B Common, Class E Common and Class K Common, share and share alike. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section C.5.

         6.        STOCK SPLITS AND STOCK DIVIDENDS.

                   (a) The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of all the other classes shall be proportionately subdivided or combined and the Junior Preferred Stock conversion rights shall be adjusted appropriately. All such subdivisions shall be payable in Class B Common only to the holders of Class B Common, in Class E Common only to the holders of Class E Common and in Class K Common only to holders of Class K Common.

                   (b) In the case of any reorganization, reclassification or change of shares of the Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, or in the case of any sale, lease or other disposition of all or substantially all of the assets of the Corporation, each holder of a share of Common Stock, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such shares of Common Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition: (1) the holders of outstanding shares of Common Stock shall be entitled to receive the same consideration, share and share alike, except for voting rights with respect to securities receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition; and (2) effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Stock into which such Common Stock might have been converted immediately prior to such event. The Corporation shall not be a party to any merger, consolidation or recapitalization pursuant to which any holder of shares of Common Stock would be required to take (x) any voting securities which would cause such holder to violate any law, regulation, or other requirement of any governmental body applicable to such holder, or (y) any securities convertible into voting securities which, if such conversion took place, would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

                   (c) The issuance of certificates for shares of any class of Common Stock upon conversion or exchange of shares of any other class of Common Stock or Junior Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted and no such issuance and delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

         7. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock and Preferred Stock. Upon the surrender at such place of any certificate representing shares of any class of Common Stock or Preferred Stock, the Corporation shall, at the request of the registered holder of such certificate (provided that such request is permitted by this Certificate of Incorporation or any written agreement by and among the Corporation and certain or all of its stockholders, in each case, as then in effect), execute and deliver a new certificate or certificates in exchanged therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation, forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

         8. REPLACEMENT. Upon receipt of evidence satisfactory to the Corporation (an affidavit of the registered holder shall be deemed satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock or Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         9. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder), provided, however, that the Corporation also provide notice via facsimile to any stockholder who provides the Corporation with a facsimile number for notice purposes.

         10. AMENDMENT AND WAIVER. So long as any shares of Class B Common or Class E Common are outstanding, in addition to any other vote or consent of stockholders required by law or by this Certificate of Incorporation, as amended or restated from time to time, the consent of the holders of at least 85% of the shares of each of such class at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation as amended or restated from time to time, which affects adversely the rights or preferences of the holders of shares of Class B Common or Class E Common; PROVIDED, HOWEVER, that no such amendment, alteration or repeal shall adversely affect the rights or preferences of any shares of Class E Common without the consent of each holder thereof.

                                      ARTICLE V

    All capitalized terms used in this certificate of Incorporation and not otherwise defined herein shall have the meanings ascribed to such terms in ANNEX A attached hereto, which annex is hereby incorporated herein by reference in its entirety.


                                      ARTICLE VI

    The Board of Directors shall have the power and authority to adopt, amend or repeal bylaws of the Corporation, except as otherwise provided in any bylaw adopted by the stockholders of the Corporation entitled to vote; PROVIDED, HOWEVER, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the Corporation of the power, nor limit their power, to adopt, amend or repeal bylaws of the Corporation.

                                     ARTICLE VII

    A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.


                                     ARTICLE VIII

    A. Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "PROCEEDING"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees and expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The

Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    B. If a claim under paragraph A of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by the President and Secretary of the Corporation this _____ day of October, 1996.

                             GOLDEN STATE ACQUISITION CORP.
                             a Delaware corporation

                             --------------------------------------
                                  Jeffrey B. O'Neill, President

                                                                         ANNEX A

    "AFFILIATE" shall mean, with respect to any Person, a Person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

    "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in Boston, Massachusetts or Los Angeles, California.

    "CAPITAL LEASE" shall mean any lease which is required to be capitalized on a balance sheet of the Corporation in accordance with generally accepted accounting principles or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

    "CAPITALIZED LEASE OBLIGATIONS", with respect to any Person, shall mean the aggregate amount which, in accordance with generally accepted accounting principles, is required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person's interest as lessee under a capital Lease.

    "CERTIFICATES OF DESIGNATION" shall mean any certificate of designation of the Corporation governing the powers, designations, preferences and relative, participating, optional and other special rights of preferred stock of the Corporation, as in effect and as amended from time to time, including the Senior Certificate of Designations and the Junior Certificate of Designations.

    "CLASS E COMMON STOCK PUT EVENT" shall mean any redemption of any shares of Senior Preferred Stock prior to the date of redemption therefor specified in the Senior Certificate of Designations.

    "CONSOLIDATED", when used with reference to Interest Expense or Funded Debt, as the case may be, shall mean the aggregate of Interest Expense and Funded Debt, as the case may be, of the Corporation and its subsidiaries, after eliminating all offsetting debits and credits between the Corporation and its subsidiaries and all other terms required to be eliminated in accordance with generally accepted accounting principles.

    "EBIDTA" shall mean, for any period, the Corporation's consolidated net income for such period, plus Consolidated Interest Expense, provision for taxes, depreciation and amortization for such period.

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

    "FUNDED DEBT" of any Person shall mean, at any date, (a) all indebtedness for money borrowed of such Person which would, in accordance with generally accepted accounting principles, be classified as long-term indebtedness at such date, but in any event including all such indebtedness, whether secured or unsecured, of such Person which matures (or which, pursuant to the terms of a revolving credit agreement or otherwise, is directly or indirectly renewable or extendible at the option of such Person for a period ending) more than one year after the date of the creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments or otherwise) are required to be made by such Person not more than one year after the date as of which the amount of Funded Debt is being determined, other than any amount thereof which is at the time included in current liabilities of such Person at such date and (b) without duplication, all guaranties by such Person at such date of Funded Debt of others.

    "INTEREST EXPENSE", with respect to any Person for any period, shall mean the aggregate of all interest paid or accrued by such Person during such period in accordance with generally accepted accounting principles (including without limitation the interest portion of capitalized Lease Obligations of such Person and capitalized interest).

    "LIQUIDATION VALUE" shall mean $100.00 per share of Senior Preferred
Stock.

    "PERSON" shall mean any individual, partnership, joint venture, corporation, limited liability company, association, joint stock company, business trust, unincorporated organization or government or any department, agency or political subdivision thereof or other entity of any kind.

    "PUT EVENT" shall mean, with respect to the Class E Common, any event or transaction or series of related events or transactions (whether occurring or obtaining by reason of any current or future law or otherwise) in connection with or as a consequence of which any of the following occur:

       (i) at any time prior to the occurrence of either of the events described in clauses (b) or (d) of the proviso to this sentence below, at least a majority (by number of votes) of the outstanding shares of Voting Stock of the Corporation (all classes of such Voting Stock being taken, for purposes of this clause (i), as one class) shall not be or shall cease to be "beneficially owned" (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by the Controlling Stockholder, either directly or indirectly through beneficial ownership of a majority of the Voting Stock of a corporation, partnership or other entity;

      (ii) at any time prior to the occurrence of either of the events described in clauses (b) or (d) of the proviso to this sentence below, the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation shall not be or shall cease to be exercisable by the Controlling Stockholder, either

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

directly or indirectly through a corporation, partnership or other entity, acting through its board of directors (or equivalent governing body) in its sole discretion; or

         (iii) any Person acquires a percentage of Voting Stock greater than that held by the Controlling Stockholder;

PROVIDED, HOWEVER, that no Put Event shall be deemed to occur or have occurred:
(a) if the holders of the Senior Preferred Stock have the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation as a result of any failure by the Corporation to pay dividends or make mandatory redemptions of the Senior Preferred Stock; (b) if the Corporation engages in an initial or secondary public offering of its Common Stock and immediately after consummation of such public offering no Person holds a greater percentage of Voting Stock of the Corporation than the percentage of Voting Stock held by the Controlling Stockholder immediately prior to the consummation of such public offering;
(c) upon any transfer of Common Stock by the Controlling Stockholder to any Affiliate of such Controlling Stockholder; or (d) upon the occurrence of any merger or sale of all or substantially all of the stock or assets of the Corporation with respect to which prior approval has been obtained by the holders of a majority of the Class E Common. For purposes of this definition, the "Controlling Stockholder" shall mean SBIC Partners, L.P., a Texas limited partnership, and its Affiliates.

    "VOTING STOCK" shall mean the stock or other securities of a corporation, partnership or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the board of directors or other governing body of such corporation, partnership or other entity.

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

                          CERTIFICATE OF AMENDMENT
                                      OF
               AMENDMENT AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          GOLDEN STATE ACQUISITION CORP.



      Golden State Acquisition Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the date of filing of the Company's original Certificate of Incorporation with the Delaware Secretary of State was April 18, 1995.

      SECOND: That the Board of Directors of the Company (the "Board") adopted a resolution proposing and declaring advisable the following amendment to the Company's Amended and Restated Certificate of Incorporation:

               NOW, THEREFORE BE IT RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

                      "ARTICLE I: The name of the Company is Golden State Vintners, Inc. (hereinafter, the "Corporation")."

      THIRD: That the aforesaid amendment was duly adopted by a majority of the duly elected directors of the Company in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 22nd day of April, 1998.


                                 GOLDEN STATE ACQUISITION CORP.,
                                 a Delaware corporation


                                 By:  /s/   Brian R. Thompson
                                    ------------------------------------------
                                    Brian R. Thompson, Chief Financial Officer


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